UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK HEALTH SCIENCES TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Your Vote Matters BlackRock Health Sciences Term Trust (NYSE: BMEZ) BMEZ’s annual meeting is June 25. Vote today: Defend your fund, save your income. Dear Fellow Shareholder, BlackRock is fighting to protect your fund, but we need your support. A self-interested hedge fund is attempting to install their own hand-picked Board nominees to BMEZ’s Board. Their goal? A quick profit at the expense of your long-term investment. This is not Saba’s first takeover attempt, and where they have taken control, shareholders have paid the price with underperformance, deeper discounts, and higher fees. Together, we can prevent a negative outcome for shareholders. Vote today—only with your vote can we save your investment and financial future. Thank you, Stephen Minar Managing Director, Closed-End Funds BlackRock delivers for you. This is what is at stake: Returns that outperform peers1 Total shareholder returns (Jan. 2023 to 2024 YTD) 8.8% 3.8% BMEZ Peer median Significantly narrowed discount to NAV2 17.8% 12/31/2022 12.6% 5/31/2024 $130m Value for shareholders Share buyback program to mitigate discount1 $96m Shares repurchased +$18m NAV accretion for our shareholders Discount management program to increase your annual liquidity at NAV 9.8% Discount management program3 ? How should you vote? FOR the Class II Board Member Nominees AGAINST Saba’s proposal to terminate the investment management agreement between BMEZ and BlackRock VOTE NOW! Call the toll-free number on your enclosed WHITE proxy card and follow the simple instructions Visit the website on your enclosed WHITE proxy card ! IMPORTANT: Do not return any gold proxy card from Saba Blackrock® 1 Morningstar as of 5/31/2024; Total shareholder return on price annualized for periods longer than 1 year (assumes dividends are reinvested); Peer set includes all closed-end funds in the Morningstar Health category (ex-BMEZ) 2 12/31/2022 – 5/31/2024; Morningstar/BlackRock data as of 5/31/2024 3 If the fund’s common shares trade at a discount of more than 7.5% during each of the quarters ended 6/30/24, 9/30/24, 12/31/24 and 3/31/25, the fund intends to offer to repurchase 2.5% of its outstanding common shares at a price equal to 98% of NAV following the end of the applicable quarter. Figure assumes that a tender offer is triggered for each of the quarters listed above.

Vote today. Make your voice heard, and save your fund and your investment. This is no time for taking chances. We ask that you follow the instructions on the WHITE proxy card to vote today and preserve YOUR Fund: “FOR” Class II Board Member Nominees “AGAINST” Saba’s proposal to terminate the investment management agreement between BMEZ and BlackRock ! IMPORTANT: Do not return any gold cards sent to you by Saba How do I vote? Vote online Using the website provided on YOUR enclosed WHITE proxy card and following the simple instructions Vote by phone By calling the toll-free number on YOUR enclosed WHITE proxy card and following the simple instructions Vote by phone By calling the toll-free number on YOUR enclosed WHITE proxy card and following the simple instructions ! Please do NOT send back any proxy card you may receive from Saba If you have already sent back the proxy card received from Saba, you can still change your vote by promptly voting online or by phone by following the instructions on your WHITE proxy card, which will replace any prior vote you previously submitted If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-4033 Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Health Sciences Term Trust (BMEZ).The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. June 2024 | BlackRock Health Sciences Term Trust (BMEZ) BlackRock® Not FDIC Insured May Lose Value No Bank Guarantee BMEZ_2024_FL7